Exhibit  10.22
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (this “Agreement”) is made this 2ND day of DECEMBER, 2013 (the “Effective Date”), by and between MOLYCORP MINERALS CANADA ULC, a British Columbia, Canada unlimited liability corporation (the “Employer”) and Geoffrey R. Bedford (the “Executive”). The Employer and the Executive are referred to below individually as a “Party” and collectively as the “Parties.”
WITNESSETH:
WHEREAS, the Executive has been employed by the Employer or a predecessor or an affiliate of the Employer since July 1999 (the “Start Date”) and the Employee agrees to continue to be employed by the Employer upon and subject to the terms herein provided; and
WHEREAS, the Employer agrees to continue to employ the Executive upon and subject to the terms herein provided.
NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and agreements contained herein, the legal sufficiency of which is acknowledged by the Parties, and intending to be legally bound, the Parties agree as follows:
1.Employment. The Employer shall continue to employ the Executive, and the Executive accepts continued employment with the Employer, upon the terms and conditions set forth in this Agreement for the Employment Period (as defined in Section 4 of this Agreement), and the Employer agrees to recognize the Employee’s past service with the Employer since the Start Date as provided in this Agreement.
2.    Office and Duties. The Executive is serving as, and has the title of, President and Chief Executive Officer (“CEO”) of Molycorp, Inc., a Delaware corporation (“Molycorp”) and reports to, and is subject to the power and authority of, the Board of Directors of Molycorp or any successor (the “Board”). The Executive shall manage the affairs of Molycorp and its subsidiaries and have the duties, responsibilities and authority of the principal executive officer of Molycorp. The Executive shall perform such tasks commensurate with this position as may from time to time be defined or assigned by the Board. The Executive shall devote all business time, labour, skill, undivided attention and best ability to the performance of the Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of Molycorp. During the Employment Period, the Executive shall not directly or indirectly pursue any other business activity without the prior written consent of the Board, except as permitted under Section 7 of this Agreement.
3.    Compensation and Benefits.
(a)    The Employer will pay the Executive a base salary for services rendered under this Agreement at a rate of not less than US$600,000 per year to be converted to Canadian dollars, payable in accordance with Employer’s standard payroll practices, subject to such payroll and withholding deductions as are required by law, together with any other such deductions as may be authorized by the Executive and permitted by law. The Executive shall be eligible for increases in base salary at the sole discretion of Molycorp. The base salary rate in effect for the Executive from time to time pursuant to this Section 3(a) is referred to herein as the Executive’s “Base Salary”.
(b)    The Executive shall be entitled to participate in the employee benefit plans offered to substantially all of the senior employees of the Employer from time to time (a list of such plans as of the Effective Date (the “Current Employee Benefit Plans”) is attached as Exhibit A to this Agreement); provided, however, that any Molycorp or Employer contributions to any nonqualified deferred compensation plan in which the Executive may participate are discretionary and subject to annual approval by the Board. Molycorp and the Employer shall not be required to establish any employee benefit plan or continue any such Current Employee Benefit Plan, or take any action to cause the Executive to be eligible for any such benefits on a basis more favorable than that applicable to all of the Employer’s employees generally. If the Employer amends or otherwise modifies, or terminates, any Current Employee Benefit Plan during the Initial Term, any Extension Period or the Change in Control Employment Period in a manner that materially and adversely affects the rights of the Executive to receive benefits under such Current Employee Benefit Plan, then, and only for the remainder of such Initial Term, Extension Period or Change in Control Employment Period, as applicable, the Executive will be entitled to receive from or on behalf of the Employer benefits substantially comparable in scope and value to those to which the Executive was entitled under such Current Employee Benefit Plan immediately prior to such amendment, modification or termination.
(c)    The Executive shall be entitled to participate in Molycorp’s annual incentive plan (the “AIP”) at a target level of not less than 100% of Base Salary and in Molycorp’s long-term incentive program at a target level of not less than 220% of Base Salary. In addition, the Executive shall be eligible for such other bonus plans and long-term equity or cash incentive compensation plans for officers and directors of Molycorp and any successor as the Board may establish from time to time, which will be based on the achievement and satisfaction of goals and objectives established by the Board. The rights of the Executive under any such plans shall be in accordance with the terms and conditions of such plans and any agreements or other documents evidencing equity rights under such plans (as applicable, the “Executive Equity Plans”).
(d)    In addition to any Executive Equity Plans, the Executive shall be eligible for such other equity incentive compensation plans that Molycorp and any successor may establish from time to time for its employees. The rights of the Executive under any such plans shall be in accordance with the terms and conditions of such plans and any agreements or other documents evidencing equity rights under such plans (as applicable, the “Employer Equity Plans”).
(e)    The Employer shall reimburse the Executive for all reasonable and actual out-of-pocket costs and expenses, including reasonable travel and business entertainment expenses, incurred by him in the course of performing his duties under this Agreement, subject in all instances to the Employer’s reimbursement policies and requirements applicable to all employees with respect to reporting and documentation of such expenses, including, without limitation, the timely submittal of receipts, invoices and documentation supporting all such costs and expenses.

(f)    The Executive shall be entitled to vacation commensurate with his seniority based on his Start Date in accordance with the Employer’s plans, policies, programs and practices as in effect from time to time, provided that his vacation entitlement shall not be less than his current vacation entitlement as of the Effective Date. The Executive will keep the Board apprised of dates for planned vacation.
4.    Employment Period. The “Initial Term” shall be a period of time beginning on the Effective Date and ending at the end of the day on March 31, 2017. On the day immediately preceding the last day of the Initial Term (the “Renewal Date”), and on each succeeding anniversary of the Renewal Date, the term of this Agreement automatically shall be extended for an additional year (each, an “Extension Period”) unless the Employer or the Executive shall have given the other ninety (90) days’ written notice, prior to the end of the Initial Term or any Extension Period, as applicable, that the term of this Agreement will not be so extended; provided, however, that in the event of a Change of Control, notwithstanding any notice provided by either the Employer or the Executive pursuant to this sentence that the term of this Agreement will not be automatically extended, the term of this Agreement automatically shall be extended for a period of 24 months from the date of such Change of Control (the “Change of Control Employment Period”), subject to any additional extension of the term of this Agreement pursuant to the provisions of this Section 4. Notwithstanding the foregoing, (a) the Employment Period shall terminate upon the Executive’s resignation, death or permanent disability, and (b) the Employment Period shall terminate upon the Employer’s termination of the Executive’s employment at any time for Cause (as defined below) or without Cause, subject in either case to the terms and conditions of this Agreement. The Initial Term, together with any and all Extension Periods and, as applicable, any Change of Control Employment Period, is referred to in this Agreement as the “Employment Period”.
5.    Termination of Employment.
(a)    If, during the Employment Period, the Employer terminates the Executive’s employment as a result of the Executive’s death or the Executive’s permanent disability or for Cause (as defined below), then the Employer will pay the Executive’s accrued Base Salary, benefits, perquisites and vacation, including any accrued but unused vacation, up to and including the date of termination (the “Accrued Benefits”), in a single lump sum within 30 days of such termination. Thereafter, the Employer will have no further obligations to the Executive under this Agreement.

    For purposes of this Agreement, “Cause” is defined as: (i) the Executive’s willful misconduct or malfeasance relative to the Executive’s duties or the Employer’s or Molycorp’s business; (ii) the Executive’s conviction of a crime that either results in a sentence of imprisonment or involves theft, embezzlement, dishonesty or breach of securities or financial laws or regulations; or (iii) activities by the Executive (except as may be required by law or Molycorp policy) that are materially injurious to Molycorp, its affiliates or its or their reputation.
(b)    If during the Employment Period the Employer terminates the Executive’s employment without Cause or if the Executive terminates his employment for Good Reason (as defined below), and such termination does not occur within the Change of Control Employment Period, then:

(i)    the Employer shall pay to the Executive the Accrued Benefits, in a single lump sum, within 30 days of the date of such termination (the “Date of Termination”);
(ii)    the Employer shall continue to pay the Executive his Base Salary at the Date of Termination for a period of time (up to a maximum of 24 months) following the Date of Termination (the “Severance Period”) equal to (A) one year, plus (B) one additional month for every full year of service with the Employer, Molycorp and Neo Material Technologies Inc. since the Start Date, pursuant to the Employer’s standard pay periods and practices; provided, however, that Base Salary amounts due during the 60-day period following the Date of Termination shall not be paid during such 60-day period but instead shall be paid on the first payroll date after such 60-day period;
(iii)    the Employer shall provide for the payment to the Executive of one times the Executive’s target bonus amount under the AIP for the year in which the Date of Termination occurs in cash in a single lump sum on the first payroll date following the 60th day following such Date of Termination;
(iv)    with respect to all outstanding but unearned or unvested equity awards granted to the Executive prior to the Date of Termination under Molycorp’s long-term incentive program, notwithstanding the provisions of any applicable award agreement: (A) each of such time-based equity awards shall vest and become nonforfeitable, and the Executive shall be entitled to such award, on a pro-rata basis, meaning a percentage of each such award equal to the product of (1) 100 multiplied by (2) a fraction (in no case greater than 1), the numerator of which is the number of days from the date of grant for such award through the end of the Severance Period and the denominator of which is the total number of days in the vesting period for such award; and (B) each of such performance-based equity awards shall be earned by the Executive and become nonforfeitable, and the Executive shall be entitled to such award, on a pro-rata basis, meaning a percentage of each such award equal to the product of (1) the percentage of such award that would have become vested based on actual performance if the Executive had remained in the continuous employ of the Employer from the date of grant for such award until the end of the applicable performance period multiplied by (2) a fraction (in no case greater than 1), the numerator of which is the number of days from the date of grant for such award through the end of the Severance Period and the denominator of which is the total number of days in the performance period for such award; and the Executive acknowledges and agrees that he shall not be entitled to be granted any additional long-term incentive program awards after the Date of Termination; and
(v)    except for any short-term and long-term disability insurance (which ceases immediately effective on the Date of Termination or for such minimum period thereafter as may be prescribed by the Employment Standards Act, 2000 (Ontario)), to the extent that the Employer may do so in compliance with its plans and policies, the Employer shall continue during the Severance Period the Executive’s benefits under the Current Employee Benefit Plans providing for health and dental benefits and coverage. Notwithstanding the foregoing, if the Employer cannot continue any particular health or dental benefit or coverage pursuant to the terms of the relevant plan or policy (including without limitation all disability insurance), then the Employer shall reimburse the Executive for the actual cost of replacing such benefits with comparable benefits.
Any shares of Molycorp common stock deliverable pursuant to the terms of Section 5(b)(iv) shall be rounded down to the nearest whole share. If the Employer terminates the Executive’s employment without Cause after the term of this Agreement is not renewed by the Employer pursuant to the second sentence of Section 4, or if the Employer gives notice that it does not intend to renew the Initial Term or any Extension Period pursuant to the second sentence of Section 4 and then does not continue the Executive’s employment as CEO following such Initial Term or Extension Period, as applicable (a “Non-Renewal Termination”), then: (x) the severance benefits to which the Executive shall be entitled shall be as set forth in the severance benefit plan of Molycorp or the Employer in force and applicable with respect to the Executive at the time of such Non-Renewal Termination (or, if greater, a lump sum severance payment in an amount equal to 12 months of Base Salary); provided, however, that if there is no severance benefit plan in place at the time of such Non-Renewal Termination or the then-available severance benefits are reduced from those available on the Effective Date (or during the Initial Term) under the severance benefit plan, and assuming the Employer terminates the Executive’s employment without Cause or determines not to renew the Initial Term or any Extension Period for any reason (and the Employer then does not continue the Executive’s employment as CEO following the Initial Term or Extension Period, as applicable, for any reason other than for Cause), the Executive will be entitled to severance benefits no less favorable than those otherwise provided for with respect to the Executive under the severance benefit plan of Molycorp or the Employer on the Effective Date (or during the Initial Term, or as otherwise described in this paragraph); plus (y) with respect to all outstanding but unearned or unvested equity awards granted to the Executive prior to the Non-Renewal Termination under Molycorp’s long-term incentive program, notwithstanding the provisions of any applicable award agreement: (A) each of such time-based equity awards shall vest and become nonforfeitable, and the Executive shall be entitled to such award, on a pro-rata basis, meaning a percentage of each such award equal to the product of (1) 100 multiplied by (2) a fraction (in no case greater than 1), the numerator of which is the number of days from the date of grant for such award through the end of a 12-month period following the Non-Renewal Termination and the denominator of which is the total number of days in the vesting period for such award; and (B) each of such performance-based equity awards shall be earned by the Executive and become nonforfeitable, and the Executive shall be entitled to such award, on a pro-rata basis, meaning a percentage of each such award equal to the product of (1) the percentage of such award that would have become vested based on actual performance if the Executive had remained in the continuous employ of the Employer from the date of grant for such award until the end of the applicable performance period multiplied by (2) a fraction (in no case greater than 1), the numerator of which is the number of days from the date of grant for such award through the end of a 12-month period following the Non-Renewal Termination and the denominator of which is the total number of days in the performance period for such award; and the Executive acknowledges and agrees that he shall not be entitled to be granted any additional long-term incentive program awards after the Non-Renewal Termination. In addition, any shares of Molycorp common stock deliverable pursuant to the terms of this paragraph shall be rounded down to the nearest whole share.

It is expressly understood that the Employer’s obligations under this Section 5(b) (other than payment of the Accrued Benefits) shall cease in the event the Executive breaches any of the agreements in Sections 6 and 7 of this Agreement in any material respect and does not cure such breach (but only if such cure is reasonably possible) within 30 days following receipt of written notice of such breach from the Employer, specifying in reasonable detail the nature of such breach. Notwithstanding anything herein to the contrary, the Employer shall not be obligated to make any payments or provide any benefit under this Section 5(b) (other than payment of the Accrued Benefits) unless prior to the 60th day following the termination without Cause or termination for Good Reason described in the first sentence of this Section 5(b), or the Non-Renewal Termination, the Executive executes a release of all current or future claims, known or unknown, arising on or before the date of the release, against the Employer and Molycorp and its subsidiaries and the directors, officers, employees and affiliates of any of them, in a form as reasonably required by the Employer. All payments under Sections 5(b)(ii), (iii), (iv) and (v) shall be deemed severance pay and not wages.
For purposes of this Agreement, “Good Reason” is defined as: the Executive’s termination of his employment with the Employer as a result of (1) any materially adverse change in the Executive’s title, or any material diminution in the Executive’s authority, duties or responsibilities, unless otherwise agreed to in writing by the Executive; (2) a relocation of the Executive’s principal office, currently located at Suite 1740, 121 King Street West, Toronto, Ontario, Canada, to a location that is in excess of 50 miles from its location as of the Effective Date unless otherwise agreed to by the Executive; or (3) any material decrease in the amount of the Executive’s Base Salary or AIP award opportunities, unless otherwise agreed to in writing by the Executive. Notwithstanding the foregoing, no termination of employment by the Executive will constitute a termination for Good Reason unless (I) the Executive gives notice (the “Good Reason Notice”) to the Employer within 60 days after the occurrence of an event that constitutes Good Reason, which Good Reason Notice shall set forth and describe in reasonable detail such event, and (II) the Employer does not remedy such event within 30 days after the date of the Employer’s timely receipt of the Good Reason Notice (the “Good Reason Notice Period”). The Executive’s employment with the Employer automatically shall terminate on the fifth day after the end of the Good Reason Notice Period if the Employer has not timely remedied an event that constitutes Good Reason that was properly set forth and described in a timely Good Reason Notice.
(c)    If, during a Change of Control Employment Period, the Employer terminates the Executive’s employment without Cause or if the Executive terminates his employment for Good Reason, then:
(i)    the Employer shall pay to the Executive the Accrued Benefits, in a single lump sum, within 30 days of such termination;
(ii)    if (A) the Change of Control constitutes a “change in the ownership or effective control of [Molycorp], or in the ownership of a substantial portion of the assets of [Molycorp],” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder (a “409A Change in Control”), the Employer shall make a lump sum payment to the Executive in an amount equal to two times his Base Salary at the time of such termination on the first payroll date following the 60th day following such termination, or (B) the Change of Control does not constitute a 409A Change in Control, the Employer shall (1) continue to pay the Executive his Base Salary at the time of such termination for the period of time determined pursuant to Section 5(b)(ii) pursuant to the Employer’s standard pay periods and practices; provided, however, that Base Salary amounts due during the 60-day period following such termination shall not be paid during such 60-day period but instead shall be paid in a lump sum on the first payroll date after such 60-day period and (2) make a lump sum payment to the Executive in an amount equal to the difference between (I) two times his Base Salary at the time of such termination and (II) the amount paid under Section 5(c)(ii)(B)(1), on the first payroll date following the 60th day following such termination;
(iii)    the Employer shall provide for the payment to the Executive of two times the Executive’s target bonus amount under Molycorp’s AIP for the year in which the termination occurs in cash in a single lump sum on the first payroll date following the 60th day following such termination;
(iv)    all equity awards previously granted to the Executive will be subject to the terms and conditions of such awards under the Employer Equity Plans and award agreements applicable to such awards; and
(v)    except for any short-term and long-term disability insurance (which ceases immediately effective on such termination or for such minimum period thereafter as may be prescribed by the Employment Standards Act, 2000 (Ontario)), to the extent that the Employer may do so in compliance with its plans and policies, the Employer shall continue for two years following such termination the Executive’s benefits under the Current Employee Benefit Plans that provide for health and dental coverage and benefits. Notwithstanding the foregoing, if the Employer cannot continue any particular health or dental benefit or coverage pursuant to the terms of the relevant plan or policy (including without limitation all disability insurance), then the Employer shall reimburse the Executive for the actual cost of replacing such benefits with comparable benefits.
It is expressly understood that the Employer’s obligations under this Section 5(c) (other than payment of the Accrued Benefits) shall cease in the event the Executive breaches any of the agreements in Sections 6 and 7 of this Agreement in any material respect and does not cure such breach (but only if such cure is reasonably possible) within 30 days following receipt of written notice of such breach from the Employer, specifying in reasonable detail the nature of such breach. Notwithstanding anything herein to the contrary, the Employer shall not be obligated to make any payments or provide any benefits under this Section 5(c) (other than payment of the Accrued Benefits) unless (x) prior to the 60th day following the termination without Cause or termination for Good Reason described in the first sentence of this Section 5(c), the Executive executes a release of all current or future claims, known or unknown, arising on or before the date of the release, against the Employer and Molycorp and its subsidiaries and the directors, officers, employees and affiliates of any of them, in a form as reasonably required by the Employer, and (y) any applicable revocation period for such release has expired during such 60-day period without the Executive revoking such release. All payments under Sections 5(c)(ii), (iii) and (v) shall be deemed severance pay and not wages.
(d)    If, during the Employment Period, the Executive terminates his employment for any reason other than Good Reason, the Employer shall pay to the Executive the Accrued Benefits, in a single lump sum, within 30 days of such termination. Thereafter, the Employer will have no further obligations to the Executive under this Agreement. The Executive may resign upon not less than 60 days’ prior written notice to the Employer, for any reason or no reason.
6.    Confidential Information; Discoveries and Inventions; Work Made for Hire.
(a)    The Executive will keep in strict confidence, and will not, directly or indirectly, at any time, during or after the Executive’s employment with the Employer, disclose, furnish, disseminate, make available or, except in the course of performing the Executive’s duties of employment, use any trade secrets or confidential business and technical information of Molycorp or the Employer or their customers or vendors, without limitation as to when or how the Executive may have acquired such information. Such confidential information shall include, without limitation, Molycorp and the Employer’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. The Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Executive and whether compiled by Molycorp, the Employer, and/or the Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by Molycorp or the Employer to maintain the secrecy of such information, that such information is the sole property of Molycorp or the Employer and that any retention and use of such information by the Executive during the Executive’s employment with the Employer (except in the course of performing the Executive’s duties and obligations to Molycorp or the Employer) or after the termination of the Executive’s employment shall constitute a misappropriation of Molycorp and the Employer’s trade secrets.
(b)    The Executive agrees that upon termination of the Executive’s employment with the Employer, for any reason, the Executive shall return to Molycorp or the Employer, in good condition, all property of Molycorp or the Employer, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 6(a) of this Agreement. In the event that such items are not so returned, the Employer will have the right to charge the Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.
(c)    The Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (i) relates to the business of Molycorp or the Employer, or (ii) relates to Molycorp and the Employer’s actual or demonstrably anticipated research or development, or (iii) results from any work performed by the

Executive for Molycorp or the Employer, the Executive will assign to Molycorp or the Employer the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. The Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that the Executive conceives and/or develops entirely on the Executive’s own time without using Molycorp or the Employer’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (x) relates to the business of Molycorp or the Employer, or (y) relates to Molycorp or the Employer’s actual or demonstrably anticipated research or development, or (z) results from any work performed by the Executive for Molycorp or the Employer. The Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of Molycorp or the Employer or relates to Molycorp or the Employer’s actual or demonstrably anticipated research or development which is conceived or suggested by the Executive, either solely or jointly with others, within one year following termination of the Executive’s employment under this Agreement or any successor agreements shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of Molycorp or the Employer’s equipment, supplies, facilities, and/or trade secrets.
(d)    In order to determine the rights of the Executive and Molycorp or the Employer in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, the Executive agrees that during the Executive’s employment, and for one year after termination of the Executive’s employment under this Agreement or any successor agreements the Executive will disclose immediately and fully to Molycorp and the Employer any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by the Executive solely or jointly with others. Molycorp and the Employer agrees to keep any such disclosures confidential. The Executive also agrees to record descriptions of all work in the manner directed by Molycorp or the Employer and agrees that all such records and copies, samples and experimental materials will be the exclusive property of Molycorp or the Employer. The Executive agrees that at the request of and without charge to Molycorp or the Employer, but at Molycorp or the Employer’s expense, the Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to Molycorp or the Employer and will assign to Molycorp or the Employer any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that the Executive will do whatever may be necessary or desirable to enable Molycorp or the Employer to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event Molycorp or the Employer is unable, after reasonable effort, and in any event after 10 business days, to secure the Executive’s signature on a written assignment to Molycorp or the Employer of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive irrevocably designates and appoints the General Counsel or Corporate Secretary (or comparable officer) of Molycorp as the Executive’s attorney-in-fact to act on the Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(e)    The Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by the Executive during the Executive’s employment with the Employer shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to Molycorp. The item will recognize Molycorp as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) Molycorp, Inc., All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.
7.    Non-Competition; Non-Solicitation.
(a)    The Executive hereby acknowledges and agrees that in the performance of the Executive’s duties to Molycorp during the Employment Period the Executive will be brought into frequent contact with existing and potential customers of Molycorp throughout the world. The Executive further understands and agrees that the foregoing makes it necessary for the protection of Molycorp’s business that the Executive not compete with Molycorp during his employment with the Employer and not compete with Molycorp for a reasonable period thereafter, as further provided in this Section 7.
(b)    While employed by the Employer, the Executive will not compete with Molycorp anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Employer, the Executive will not: (i) enter into or engage in any business which competes with the business of Molycorp; (ii) solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the business of Molycorp; (iii) divert, entice or otherwise take away any customers, business, patronage or orders of Molycorp, or attempt to do so; or (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of Molycorp.
(c)    For a period of one year following the termination of the Executive’s employment, the Executive will not: (i) enter into or engage in any Competitive Conduct within the Restricted Territory; (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the business of Molycorp within the Restricted Territory; (iii) divert, entice or otherwise take away any customers, business, patronage or orders of Molycorp within the Restricted Territory, or attempt to do so; or (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of Molycorp within the Restricted Territory.
For purposes of this Section 7(c), “Restricted Territory” means: (v) the geographic area(s) within a one hundred-mile radius of any and all locations of Molycorp in or from which the Executive worked, to which the Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of the Executive’s employment and at any time during the one-year period prior to such termination; (w) the United Kingdom; Japan; South Korea; Estonia; Germany;

Singapore; China; Australia; the states of Colorado, California, Utah and Oklahoma within the United States; and province of Ontario within Canada; and (x) all of the specific customer accounts, whether within or outside of the geographic area described in (v) and (w) above, with which the Executive had any contact or for which the Executive had any responsibility (either direct or supervisory) at the time of termination of the Executive’s employment and at any time during the one-year period prior to such termination.
For purposes of this Section 7(c), “Competitive Conduct” is: (y) owning, managing, operating, controlling, being employed by, participating in, engaging in, rendering any services for, assisting, having more than a five percent ownership interest in, permitting the Executive’s name to be used in connection with, or being materially connected in any manner with the ownership, management, operation, or control of any Competitor of Molycorp or its affiliates; and (z) materially assisting any Competitor to compete or prepare to compete with Molycorp or its affiliates in any of Molycorp’s or its affiliate’s existing or prospective businesses or activities during the Executive’s employment with the Employer or at the time of the Executive’s termination of employment with the Employer. For purposes of this paragraph, a “Competitor” is any person or entity that engages in the production of rare earth products, including, without limitation, rare earth oxides, metals, alloys and magnets.
(d)    For purposes of Sections 7(b) and 7(c) of this Agreement, the Executive will be in violation thereof if the Executive engages in any or all of the activities set forth therein directly as an individual on the Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which the Executive or the Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent of the outstanding stock.
(e)    For purposes of Sections 6 and 7 of this Agreement, Molycorp shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of Molycorp for which the Executive worked or had responsibility at the time of termination of the Executive’s employment and at any time during the one-year period prior to such termination. If it shall be judicially determined that the Executive has violated Section 7 of this Agreement, then the period applicable to each obligation that the Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.
(f)    The Executive will not directly or indirectly at any time during the period of the Executive’s employment or for one year thereafter attempt to disrupt, damage, impair or interfere with Molycorp’s business by hiring any of Molycorp’s employees or soliciting any of them to resign from their employment by Molycorp, or by disrupting the relationship between Molycorp and any of its consultants, agents, representatives or vendors. The Executive acknowledges that this covenant is necessary to enable Molycorp to maintain a stable workforce and remain in business.

8.    Communication of Contents of Agreement. While employed by the Employer and for two years thereafter, the Executive will communicate the contents of Sections 6 and 7 of this Agreement to any person, firm, association, partnership, corporation or other entity that the Executive intends to be employed by, associated with, or represent.
9.    No Conflicts. The Executive represents and warrants that the Executive is not presently subject to any agreement with a competitor or potential competitor of the Employer, or to any other contract, oral or written, that could restrict or prevent the Executive from entering into this Agreement or performing his duties in full accord with this Agreement.
10.    Executive Representations and Warranties. The Executive hereby represents and warrants to the Employer that:
(a)    the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party, or any judgment, order or decree to which the Executive is subject;
(b)    the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement, non-disclosure agreement or similar agreement with any other person or entity;
(c)    the Executive has read through the entirety of this Agreement, and prior to signing it, the Executive has been advised by independent legal counsel; and
(d)    upon the execution and delivery of this Agreement by the Employer and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.
11.    Acknowledgments. The Executive acknowledges that the Executive is an executive and management level employee as referenced in, and governed by, C.R.S. 8-2-113(2)(d). The Executive further acknowledges that the covenants contained in Section 6 are necessary to protect, and reasonably related to the protection of, the Employer’s trade secrets, to which the Executive will be exposed and with which the Executive will be entrusted.
12.    Equitable Remedies. The services to be rendered by the Executive and the confidential information entrusted to the Executive as a result of the Executive’s employment by the Employer are of a unique and special character, and any breach of Sections 6 and 7 will cause the Employer immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. The Employer will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent a breach and to secure the enforcement of Sections 6 and 7. Injunctive relief may be granted immediately upon the commencement of any such action.
13.    Taxes. The Employer may withhold from any amounts payable under this Agreement all federal, state, provincial, city or other taxes as the Employer is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Employer shall not be obligated to guarantee any particular tax result for the Executive with respect to any payment provided to the Executive hereunder, and the Executive shall be responsible for any taxes imposed on the Executive with respect to any such payment.
14.    Entire Agreement; Amendments. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter and supersedes, terminates, and replaces any prior or contemporaneous understandings or agreements. This Agreement may be amended, supplemented, waived, or terminated only by a written instrument duly executed by the Parties.
15.    Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation. Attachment A to this Agreement contains certain defined terms used in this Agreement.
16.    Severability. The covenants in this Agreement shall be construed as independent of one another, and as obligations distinct from one another and any other contract between the Executive and the Employer. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provisions hereof. It is the intention of the Parties that in the event any provision is held illegal, invalid or unenforceable, that such provision be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law. Any claim by the Executive against the Employer shall not constitute a defense to enforcement by the Employer of this Agreement.
17.    Survival. The Parties agree that any provisions of this Agreement which, by their terms, are intended to survive the termination of this Agreement shall so survive. Without limiting the generality of the foregoing, the Parties specifically agree that the provisions of Sections 3(c), 3(d), 3(e), 5, 6, 7, 8, 12, 13, 18, 19, 20, 21, 22 and 23, and this Section 17, are independent of, and survive after the termination of, the other portions of this Agreement.
18.    Notices. All notices, demands, waivers, consents, approvals, or other communications required hereunder shall be in writing and shall be deemed to have been given if delivered personally, if sent by telegram, telex or facsimile with confirmation of receipt, if sent by certified or registered mail, postage prepaid, return receipt requested, or if sent by same day or overnight courier service to the following addresses:
If to the Employer, to:
Molycorp, Inc.
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111
Tel: 303-843-8040
Fax: 303-843-8082
If to the Executive, to:

his last address on record for the Executive as contained in the Executive’s personnel file, or as otherwise provided to the Employer by the Executive.

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the Party entitled to receive such notice.
19.    Waiver. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.
20.    Assignment. Other than as provided below, neither Party may assign any rights or delegate any of obligations hereunder without the prior written consent of the other Party, and such purported assignment or delegation shall be void; provided that the Employer may assign the Agreement to any entity that purchases the stock or assets of the Employer or any affiliate. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the Parties and does not confer any rights on any other persons or entities.
21.    No Mitigation. The Executive shall not be required to mitigate the amount of any payments or benefits provided for under Section 5 of this Agreement by seeking other employment or otherwise, and any such payments or benefits will not be reduced solely because such other employment is obtained.
22.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, except for any conflict-of-law principle that might require the application of the laws of another jurisdiction.
23.    Choice of Forum. Any dispute arising from or relating to this Agreement shall be resolved in the provincial courts of the Province of Ontario.
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IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates below:
EMPLOYER                        EXECUTIVE

MOLYCORP MINERALS CANADA ULC

By:      /s/ Kevin W. Johnson                 /s/ Geoffrey R. Bedford
    Kevin W. Johnson                    Geoffrey R. Bedford
    Executive Vice President and General
    Counsel

Date:    December 1, 2013                Date:    December 2, 2013

Attachment A

For purposes of this Agreement:

1.    “Change of Control” means the occurrence of any of the following events:

i.
the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of Molycorp, Inc. where such acquisition causes such Person to own more than 50% of the combined voting power of the then outstanding voting securities of Molycorp, Inc. entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from Molycorp, Inc. that is approved by the Incumbent Board (as defined in subsection (ii) below), (B) any acquisition by Molycorp, Inc., (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Molycorp, Inc. or any corporation controlled by Molycorp, Inc. or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities exceeds 50% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of Molycorp, Inc., such subsequent acquisition shall be treated as an acquisition that causes such Person to own more than 50% of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than or equal to 50% of the Outstanding Company Voting Securities, then no Change of Control shall have occurred as a result of such Person’s acquisition;

ii.
individuals who, as of the Effective Date, constituted the Board of Directors of Molycorp, Inc. (the “Incumbent Board” as modified by this subsection (ii)) cease for any reason to constitute at least a majority of the Board of Directors of Molycorp, Inc.; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Molycorp, Inc.’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of Molycorp, Inc. in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Molycorp, Inc.;

iii.
the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Molycorp, Inc. or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns Molycorp, Inc. or all or substantially all of Molycorp, Inc.’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of Molycorp, Inc., Molycorp, Inc. or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of Molycorp, Inc., providing for such Business Combination; or

iv.
approval by the stockholders of Molycorp, Inc. of a complete liquidation or dissolution of Molycorp, Inc. except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii) above.

2.    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time, and any successor statute.

Exhibit A

Benefit Summary - Long Term Disability Insurance

Carrier    -    Cigna Life Insurance
Life Insurance Company of North America
LTD Policy No. SGD602804

Monthly Benefit
The least of Items 1, 2 or 3 below:
1. 66.6667% of the first $3,500 of pretax monthly earnings plus 50% of the next $15,334 of pretax monthly earnings, less 100% of direct deductible sources of income;

2. if the monthly benefit is taxable, 85% of pretax monthly earnings, less 100% of direct and indirect deductible sources of income; or

if the monthly benefit is nontaxable, 85% of post-tax monthly earnings, less 100% of direct and indirect deductible sources of income;

3. $10,000, the maximum monthly benefit.
Your payment may be reduced by disability earnings. Some disabilities may not be covered or may have limited coverage under this plan.

Elimination Period

The later of:
-    120 days; or
-    the date your accumulated sick leave or salary continuation payments end, if applicable. Benefits begin the day after the elimination period is completed.

Maximum Period of Payment

Age at Disability	Maximum Period of Payment
Less than age 64	To age 65, but not less than 1 year
64 but less than 65	1 year

Supplemental Long Term Disability Insurance

Carrier    -    RBC Life Insurance Company
LTD Policy No. N54337

Providing for an additional monthly benefit of $6,650

Benefit Summary - Group Health Insurance

Carrier    -    Manulife Financial
Policy No. 97862 – Executive Class

Employee Life Insurance

Benefit Amount    -    1 times Basic Salary, to a maximum of $300,000

Termination Age    -    your benefit amount reduces by 50% at age 65 and terminates at age 70 or retirement, whichever is earlier.

Dependent Life Insurance

Benefit Amount    -    $10,000 spouse; $5,000 each dependent child Termination Age    -    employee's age 70 or retirement, whichever is earlier. Accidental Death and Dismemberment

Benefit Amount    -    1 times Basic Salary, to a maximum of $300,000

Termination Age    -    your benefit amount reduces by 50% at age 65 and terminates at age 70 or retirement, whichever is earlier.

Extended Health Care

The Benefit
Overall Benefit Maximum - Unlimited

Deductible    -    Nil

Drug Deductible    -    10% of the total cost of each prescription

Benefit Percentage (Co-insurance) –
100% for – Drugs – Hospital Care – Medical Services & Supplies – Professional Services –
Vision

Termination Age    -    employee's age 70 or retirement, whichever is earlier

Direct Drugs – Plan 3

Charges incurred for the following expenses are payable when prescribed in writing by a physician or dentist and dispensed by a licensed pharmacist.

•	Drugs or medicines for the treatment of an illness or injury, which by law or convention require the written prescription of a physician or dentist
•    Oral contraceptives
•    Injectable medications
•    Life-sustaining drugs

•	Diabetic supplies (excluding cotton swabs, rubbing alcohol, automatic jet injectors and similar equipment)
•    Preventive vaccines and medicines (oral or injected) No coverage for / excludes:
•    Sexual dysfunction drugs

•	Drugs, which are intended to be administered in a hospital on an in-patient or out-patient basis and are not intended for a patient's use at home

•	Cotton swabs, rubbing alcohol automatic jet injectors and similar equipment used in the treatment of diabetes
•    Charges to administer serums, vaccines & injectable drugs
•    Experimental or investigational drugs not approved or broadly accepted and recognized by the Canadian medical profession as an effective, appropriate and essential treatment of a sickness or injury, in accordance with Canadian medical standards
•    Natural health products (products with a NPN)

- Drug Maximum

Fertility drugs - $15,000 per lifetime
Anti-smoking drugs -    $300 per lifetime
All other covered drug expenses – Unlimited

Vision Care

•    Eye exams, once per 2 calendar year(s)

•	$250 per 2 calendar year(s) for prescription glasses, elective contact lenses, repairs and elective laser vision correction procedures

•
If contact lenses are required to treat a severe condition, or if vision in the better eye can be improved to a 20/40 level with contact lenses but not with glasses, the maximum payable will be $200 during any 2 calendar year(s)

•    Visual training, to a maximum of $200 per lifetime

Professional Services

Services provided by the following licensed practitioners:

•    Chiropractor - $500 per calendar year(s)
•    Osteopath - $500 per calendar year(s)

•    Podiatrist/Chiropodist - $500 per calendar year(s)
•    Massage Therapist - $500 per calendar year(s)
•    Naturopath - $500 per calendar year(s)
•    Speech Therapist - $500 per calendar year(s)
•    Physiotherapist - $500 per calendar year(s)
•    Psychologist - $500 per calendar year(s)
•    Acupuncturist - $500 per calendar year(s)

Dental Care

The Benefit
Deductible    -    Nil

Dental Fee Guide -    Current Fee Guide for General Practitioners for your Province of
Residence

Benefit Percentage (Co-insurance) –

80% for Level I – Basic Services
80% for Level II – Supplementary Basic Services
50% for Level III – Dentures
50% for Level IV – Major Restorative Services
50% for Level V - Orthodontics

Benefit Maximums

Combined maximum of $2,500 per calendar year for Levels I through IV Lifetime maximum of $2,000 for Level V

Termination Age – employee's age 70 or retirement, whichever is earlier